Exhibit 4.4

Execution version

AMENDMENT NO. 2 TO THE AMENDED AND RESTATED

SHARE SALE AND EXCHANGE AGREEMENT

AMENDMENT NO. 2 (this “Agreement”), dated as of January 31, 2012, to the Amended and Restated Share Sale and Exchange Agreement dated as of January 17, 2011, and amended and restated on April 15, 2011, and further amended on November 25, 2011 (as may be further amended, restated, supplemented or otherwise modified from time to time in accordance with its provisions, the “SSEA”) by and among VimpelCom Ltd. (“VimpelCom”), a company organized and existing under the laws of Bermuda, Wind Telecom S.p.A. (“Weather I”), a company organized and existing under the laws of Italy, and Weather Investments II S.à r.l. (“Weather II”), a company organized and existing under the laws of the Grand Duchy of Luxembourg.

RECITALS

A. VimpelCom, Weather I and Weather II are parties to the SSEA.

B. The parties desire to amend the SSEA as provided in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO THE SSEA

1.1 Amendments to the SSEA. With effect as the date of this Agreement, the SSEA shall be amended as follows:

(a) Section 1.1 of the SSEA shall be amended by adding the following definition as the first definition of Section 1.1:

““AAJGA” means the Assignment, Assumption, Joinder and Guarantee Agreement, dated as of December 29, 2011, as may be further amended, restated, supplemented or otherwise modified from time to time in accordance with its provisions, among Orascom, OTMT, France Telecom, Wirefree Services Belgium, Atlas Services Belgium, Orange Participations S.A. and MobiNil.”

(b) Section 1.1 of the SSEA shall be amended by adding the following definition immediately following the definition for “OTH Separation Agreement”:

““OTMT” means Orascom Telecom Media and Technology Holding S.A.E.”

(c) Section 6.3(f)(i)(B) of the SSEA shall be replaced in its entirety with the following:

“If the Orascom shareholders’ meeting required to implement Spin-Off Plan A has approved, and EFSA has pre-approved, Spin-Off Plan A with respect to the Orascom Spin-Off Assets on or prior to Closing, but Spin-Off Plan A with respect to the Orascom Spin-Off Assets cannot be completed on or prior to March 17, 2012 or such earlier date as agreed by VimpelCom and Weather 11 (the “Spin-Off Plan A Outside Date”), then: (i) all Orascom Spin-Off Assets shall be retained by Orascom, and (ii) on the Spin-Off Plan A Outside Date, VimpelCom shall make a cash payment to Weather II of US$600 million as additional Consideration and, if France Telecom has not exercised its call option under the MobiNil Shareholders Agreement on or prior to the Spin-Off Plan A Outside Date, VimpelCom shall make a further additional cash payment of US$170 million as further additional Consideration on the Business Day following the Spin-Off Plan A Outside Date; ”

(d) Section 10.2(e) of the SSEA shall be replaced in its entirety with the following:

“Weather II shall indemnify, defend and hold VimpelCom and its respective officers, directors, employees, agents, Subsidiaries and Affiliates harmless from and against any and all Losses incurred by VimpelCom or any of its respective officers, directors, employees, agents, Subsidiaries or Affiliates, arising out of or resulting from (i) any guarantee VimpelCom or Orascom is required to provide to any entity pursuant to the MobiNil Shareholders Agreement, including, for the avoidance of doubt, the “Guarantees” as defined and provided in the AAJGA; and (ii) any amounts Orascom pays pursuant to sections 9.1 or 9.2 of the AAJGA to the extent that (A) such amounts exceed 50% of any and all payments required to be made pursuant to sections 9.1 and/or 9.2 of the AAJGA, and (B) Orascom is unable to collect such excess amounts from OTMT, within 30 days of payment of said excess amounts by Orascom, as a result of the operation of section 5 of the AAJGA.”

1.2 Effect of Amendments. Except as expressly amended hereby, all terms of the SSEA shall remain in full force and effect.

ARTICLE II

MISCELLANEOUS

2.1 Entire Agreement. This Agreement constitutes the entire understanding and agreement by and among the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings among such parties with respect to the subject matter hereof.

2.2 Other Miscellaneous Provisions. The provisions of Sections 13.2 to 13.9 of the SSEA shall apply to this Agreement as if set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VIMPELCOM	VIMPELCOM LTD.

	By:	/s/ Jo O. Lunder
Name: Jo O. Lunder
Title:

WEATHER I	WIND TELECOM S.P.A.

	By:	/s/ Jeffrey D. McGhie
Name: Jeffrey D. McGhie
Title:

WEATHER II	WEATHER INVESTMENTS II S.À R.L.

	By:	/s/ Naguib Sawiris
Name: Naguib Sawiris
Title:

Signature page to Amendment No. 2 to the SSEA